Exhibit 99.1

	CARRIZO OIL & GAS, INC.		News

PRESS RELEASE	Contact:	Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
Kim Pinyopusarerk, Manager - Investor Relations
(713) 358-6430

CARRIZO OIL & GAS ANNOUNCES CLOSING OF DEVON ACQUISITION AND CONDITIONAL FULL REDEMPTION OF 7.50% SENIOR NOTES DUE 2020

HOUSTON, October 18, 2018 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced that it has closed the previously-announced acquisition of Delaware Basin assets from Devon Energy Production Company, L.P. (“Devon”), a subsidiary of Devon Energy Corporation.

Separately, on October 18, 2018, Carrizo delivered a notice to the trustee for its 7.50% Senior Notes due 2020 (CUSIP No. 144577 AF0) (the “notes”) under which it called for redemption on November 19, 2018 (the “Redemption Date”), $130.0 million aggregate principal amount of the notes. The $130.0 million of notes called for redemption represents 100% of the aggregate principal amount of this series of outstanding notes

The notes will be redeemed at a price of 100.000% of the principal amount thereof plus accrued and unpaid interest on the notes to be redeemed to the redemption date.

The Company’s obligation to redeem the Notes on the Redemption Date and pay the redemption price plus accrued and unpaid interest thereon will be conditioned upon and subject to there being made available to the Company under its revolving credit facility a commitment amount of at least $1.1 billion at the Redemption Date (the “Condition”). Satisfaction of the Condition may be waived by the Company in its sole discretion. If the Condition has not been satisfied or waived and the notes have not been redeemed on or before December 17, 2018, the notice of redemption shall be automatically revoked and of no further effect.

This news release shall not constitute a notice of redemption with respect to or an offer to purchase or sell (or the solicitation of an offer to purchase or sell) any securities.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused on proven, producing oil and gas plays in the Eagle Ford Shale in South Texas and the Permian Basin in West Texas.

Statements in this news release, including but not limited to those relating to the Company’s ability to realize integration or any other expected benefits or effects of any acquisition, including the number of acres of the acquired properties that are retained, capital requirements, the proposed redemption, proceeds to be used for the redemption, increase in borrowing base, interest savings, use of additional liquidity, and other statements that are not historical facts, are forward-looking statements that are based on current expectations. Although Carrizo believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the failure to realize the anticipated benefits of the acquisition, whether the banks under the Company’s revolving credit facility increase the aggregate commitment in an amount sufficient to allow for the satisfaction of the Condition, the Company’s decision to waive satisfaction of the Condition, borrowing base determinations by the Company’s lenders, market conditions, integration and other acquisition risks, exercise of third party purchase rights under area of mutual interest provisions under joint operating agreement, midstream agreement provisions, transportation issues, well costs, estimated recoveries, results of wells and testing, failure of actual production to meet expectations, results of infrastructure program, performance of rig operators, spacing test results, availability of gathering systems, costs and availability of oilfield services, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchasers or sellers of properties, risks and effects of acquisitions and dispositions, market and other conditions, capital needs, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, the terms of the redemption, other sources and uses of funds for the Company, actions by purchasers and debt holders, post-closing adjustment and other payments, title and other defects and limitation of indemnification and other remedies, results of operations, market conditions, capital needs and uses and other risks and uncertainties that are beyond Carrizo’s control, including those described in Carrizo’s Form 10-K for the year ended December 31, 2017 and in its other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made, and Carrizo undertakes no obligation to correct or update forward-looking information.

The information regarding the acquisition described in this press release assumes that the party to a joint operating agreement with the Company covering acreage in the vicinity of the acquired properties, does not exercise its right to purchase 20% of the acreage covered by an area of mutual interest provision under that agreement after the Company delivers a post-closing notice of the acquisition to that party.